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                                                                     EXHIBIT 3.4



                          CERTIFICATE OF DESIGNATION,

                             PREFERENCES AND RIGHTS

                                       OF

                           SERIES AB PREFERRED STOCK

                                       OF

                            PROTOCOL HOLDINGS, INC.

                                  ------------

     The undersigned, being a duly elected officer of Protocol Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 151 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Amendment to the Certificate of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a series of 150,000 shares of preferred stock designated as Series AB Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Amendment to the Certificate of Incorporation, there is hereby established a series of the authorized preferred stock of the Corporation, $.001 par value per share, which series shall be designated as "Series AB Preferred Stock," and which shall consist of 150,000 shares ("Series AB Preferred Stock") and shall have the following rights, preferences, privileges and restrictions:

     1. Dividends. Shares of Series AB Preferred Stock shall not be entitled to dividends. So long as any shares of Series AB Preferred Stock are outstanding, no dividends whatsoever shall be paid or declared, and no distribution shall be made, on any other capital stock of the Corporation.

     2. Redemption. The shares of Series AB Preferred Stock shall be redeemable as follows:

          2A. Mandatory Redemption. Except as and to the extent expressly prohibited by applicable law, immediately prior to the consummation of the transactions contemplated by the Recapitalization Agreement (as may be amended from time to time in accordance therewith, the "Recapitalization Agreement"), dated as of September 29, 1999, among the Corporation, the Several Participants named in Schedule I thereto, and the Several Parties specified as "Original Stockholders" on the signature pages thereof and



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               each Addendum thereto (the "Redemption Event"), all outstanding shares of Series AB Preferred Stock shall automatically cease to have any and all rights, preferences and privileges pertaining to Series AB Preferred Stock set forth herein and each such share shall thereupon represent a right to receive upon the surrender thereof the sum of $7.90, in cash (the "Redemption Price").

          2B.  Notice of Redemption Event and Payment of Redemption Price.
               The Corporation shall notify each holder of record of shares of Series AB Preferred Stock of the date of the Redemption Event, electronically or in writing at the address of such holder set forth on the books of the Corporation, at least three business days prior to the occurrence thereof. Upon the occurrence of the Redemption Event and surrender of any certificate representing shares of Series AB Preferred Stock, the Corporation shall pay the Redemption Price for each such share represented thereby.

          2C. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of the Series AB Preferred Stock redeemed pursuant to this paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently canceled and retired and shall not under any circumstances be reissued, and upon the occurrence of the Redemption Event no other shares of Series AB Preferred Stock may be issued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series AB Preferred Stock accordingly.

     3.   Conversion.

          3A. Mandatory Conversion of Series AB Preferred Stock. Upon the earlier to occur of the termination of the Recapitalization Agreement, for any reason, or such date as a majority in interest of the holders the Series AB Preferred Stock shall agree but which date shall not be prior to November 30, 1999, all outstanding shares of Series AB Preferred Stock shall automatically cease to have any and all rights, preferences and privileges pertaining to Series AB Preferred Stock set forth herein and shall thereupon represent a right to receive upon the surrender thereof, and each share shall automatically convert into, such number of fully paid and nonassessable whole shares of Series A Preferred Stock obtained by multiplying the number of shares of Series AB Preferred Stock so converted by $7.90 and dividing the result by the conversion price of $4.00 (the
               "Series AB Conversion Price").

          3B. Issuance of Certificates; Time Conversion Effected. Promptly upon such conversion the Corporation shall provide electronic or written notice thereof to each holder of record of shares of Series AB Preferred Stock, at


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               the address of such holder set forth on the books of the
               Corporation, and upon surrender of the certificate or certificates for the share or shares of the Series AB Preferred Stock so converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable law to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Series A Preferred Stock issuable upon the conversion of such share or shares of Series AB Preferred Stock.

          3C. Fractional Shares. No fractional shares shall be issued upon conversion of the Series AB Preferred Stock into Series A Preferred Stock. If any fractional interest in a share of Series A Preferred Stock would, except for the provision of the first sentence of this subparagraph 3C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series AB Preferred Stock for conversion an amount in cash equal to the Series AB Conversion Price multiplied by such fractional interest.

          3D. Subdivision or Combination of Stock. So long as any shares of Series AB Preferred Stock are outstanding, the Corporation shall not subdivide or combine its outstanding shares of Series A Preferred Stock or common stock into a greater or lesser number of shares, without the written consent of the holders of a majority of the outstanding shares of Series AB Preferred Stock.

          3E. Reorganization or Reclassification. So long as any shares of Series AB Preferred Stock are outstanding, the Corporation shall not engage in any capital reorganization or reclassification of the capital stock of the Corporation, without the written consent of the holders of a majority of the outstanding shares of Series AB Preferred Stock, except as contemplated by the Recapitalization Agreement.

          3F. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Series A Preferred Stock, solely for the purpose of issuance upon the conversion of the Series AB Preferred Stock as herein provided, such number of shares of Series A Preferred Stock as shall then be issuable upon the conversion of all outstanding shares of Series AB Preferred Stock. All shares of Series A Preferred Stock so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Series A Preferred Stock is at all times equal to or less than the effective Series AB Conversion Price. The Corporation will take all such action

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               within its control as may be necessary on its part to assure that all such shares of Series A Preferred Stock may be so issued without violation of any applicable law or regulation.

          3G. No Reissuance of Series AB Preferred Stock. Shares of Series AB Preferred Stock which are converted into shares of Series A Preferred Stock as provided herein shall not be reissued and upon such conversion no further shares of Series AB Preferred Stock may be issued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series AB Preferred Stock accordingly.

          3H. Issue Tax. The issuance of certificates for shares of Series A Preferred Stock upon conversion of the Series AB Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series AB Preferred Stock which is being converted.

          3I. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series AB Preferred Stock or of any shares of Series A Preferred Stock issued or issuable upon the conversion of any shares of Series AB Preferred Stock in any manner which interferes with the timely conversion of such Series AB Preferred Stock.

          3J. Definition of Series A Preferred Stock. As used in this paragraph 3, the term "Series A Preferred Stock" shall mean and include the Corporation's authorized Series A Preferred Stock, $.001 par value as constituted on the date of filing of this Certificate of Designation, Preferences and Rights of Series AB Preferred.

     4. Voting Rights. Except to the extent provided by law, the holders of common stock, Series A Preferred Stock and Series AB Preferred Stock shall vote together as a class on all matters to be voted on by the shareholders of the Corporation on the following basis: (1) each holder of Series A Preferred Stock shall be entitled to one vote for each share of common stock which would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock, so held on the record date for the determination of shareholders entitled to vote, (2) each holder of Series AB Preferred Stock shall be entitled to the number of votes per share as such holder would have upon conversion of all shares of Series AB Preferred Stock into shares of Series A Preferred Stock so held on the record date for the determination of shareholders entitled to vote and (3) each holder of common stock shall be entitled to one vote per share.

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     5.   Restrictions.  At any time when shares of Series AB Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by Certificate of Incorporation of the Corporation, as may be amended, and in addition to any other vote required by law, without the prior consent of the holders of a majority of the outstanding shares of Series AB Preferred Stock, given in person or by proxy and voting separately as a class, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series AB Preferred Stock shall vote separately as a class:

          (i) The Corporation will not reorganize or reclassify the capital stock of the Corporation or consolidate or merge with, or sell all or substantially all of its assets to any entity whatsoever, except as contemplated by the Recapitalization Agreement.

          (ii) The Corporation will not create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Series AB Preferred Stock in any respect, except as contemplated by the Recapitalization Agreement.

          (iii) The Corporation will not amend, alter or repeal the Corporation's Certificate of Incorporation, any Certificate of Designation or By-laws in any manner, or file any directors' resolutions pursuant to the general Corporation Law of the State of Delaware except as contemplated by the Recapitalization Agreement.

     RESOLVED FURTHER, that the President, any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and each hereby is, authorized and directed to do or cause to be done all such acts and deeds and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to execute or carry out the purpose and intent of the foregoing resolution.

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     IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of this 25th day of October, 1999.

                                                PROTOCOL HOLDINGS, INC.

                                                By: /s/ Stephen G. McLean
                                                    -------------------------
                                                    Stephen G. McLean
                                                    President

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